Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2008, relating to the financial statements and financial statement schedules of AXIS Capital Holdings Limited, and the effectiveness of AXIS Capital Holdings Limited’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of AXIS Capital Holdings Limited for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE

Hamilton, Bermuda

March 11, 2008